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                                                                 EXHIBIT 12.07

              SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
         SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                                                                          Nine
                                                                                                         Months
                                                                                                         Ended
                                                                                                      September 30,
         Dollars in millions                                                                             1997
                                                                                                    ----------------

         Earnings from continuing operations:
          Income from continuing operations before income taxes                                         $   2,245
          Add fixed charges (see below)                                                                     7,653
          Other adjustments                                                                                     0
                                                                                                        ---------
         Earnings as defined                                                                            $   9,898
                                                                                                        =========


         Fixed charges from continuing operations:
          Interest expense                                                                              $   7,588
          Other adjustments                                                                                    65
                                                                                                        ---------
         Fixed charges from continuing operations as defined                                            $   7,653
                                                                                                        =========
         Ratio of earnings to fixed charges                                                                  1.29
                                                                                                        =========


         NOTE:
         The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.